MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the SB-1/A Amendment no.1 registration statement of Forte Metals Inc. of our report dated July 2, 2007 on our audit of the financial statements of Forte Metals Inc. as of May 31st, 2007, and the results of its operations and cash flows for the period ended May 31st,2007 from inception and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
October 3, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501